EXHIBIT 99.1

FOR IMMEDIATE RELEASE

For further information contact:

Frank J.M. ten Brink at (847) 607-2012

STERICYCLE, INC. NAMES CHARLIE ALUTTO TO SUCCEED MARK MILLER

AS CEO AS OF JANUARY 1, 2013; MILLER TO REMAIN AS EXECUTIVE CHAIRMAN

Lake Forest, Illinois, February 14, 2012—Stericycle, Inc. (NASDAQ:SRCL) announced today that the board of directors has unanimously elected Charles A. Alutto, current President of Stericycle, USA, to succeed Mr. Miller as Stericycle’s Chief Executive Officer on January 1, 2013. Mr. Miller will continue working at Stericycle in his current roles as Chairman and CEO until then and as Executive Chairman beginning January 1, 2013. These changes result from the Company’s long term executive succession planning process.

“During my 20 years as CEO, Stericycle has provided outstanding service to our customers, developed and supported our employees and met and exceeded the goals of our investors.  I am confident that with the management changes we are making we will continue this track record” said Mr. Miller. “The decision to transition the CEO position to Charlie and for me to continue as Executive Chairman was planned and coordinated with the full consensus and support of the executive team and the Board. I remain firmly committed to Stericycle and plan to remain an active member of the management team for years to come”.

“Mark has provided outstanding leadership to Stericycle since he joined the company as CEO in 1992”, said Jack Schuler, Lead Director of Stericycle’s Board. “His vision and leadership has earned him the respect of the entire organization.  We look forward to him continuing on with the company as Executive Chairman. Charlie has a proven track record at Stericycle, over 23 years of experience in healthcare services and the trust and confidence of the executive team as well as the board of directors. We welcome Charlie to his new position and look forward to working with him in the years to come”.

“It has been a pleasure working with Mark over the years and I look forward to working closely with him during this transition and later as CEO”, said Charlie Alutto. “Mark has grown Stericycle from a small start-up company to a worldwide leader dedicated to protecting people and reducing risk for our customers worldwide. Our corporate culture built around our customers, employees, and shareholders is a direct result of Mark’s leadership and vision. I also look forward to continuing to work with Rich Kogler, COO, Frank ten Brink, CFO, Mike Collins, President, RMS and all of our team members worldwide building on the solid foundation that Mark has established for our company”.

Mr. Alutto has served as President, Stericycle USA since January 2010. Charlie has over 23 years experience in healthcare waste and compliance services and has served in many leadership positions at Stericycle since he joined the company in May 1997, including VP and Managing Director of Stericycle’s European business, Vice President of Stericycle’s hospital business and Area VP of Operations. Mr. Alutto has a BS degree in Finance from Providence College and a MBA degree from St. John’s University.

Safe Harbor Statement: Statements in this press release may contain forward-looking statements that involve risks and uncertainties, some of which are beyond our control (for example, general economic conditions). Our actual results could differ significantly from the results described in the forward-looking statements. Factors that could cause such differences include changes in governmental regulation of medical waste collection and treatment and increases in transportation and other operating costs, as well as the other factors described in our filings with the U.S. Securities and Exchange Commission. As a result, past financial performance should not be considered a reliable indicator of future performance, and investors should not use historical trends to anticipate future results or trends. We make no commitment to disclose any subsequent revisions to forward-looking statements.